UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

Cell-nique Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-161413	27-0693687
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Old Stage Coach Road, Weston, CT 06883

(Address of principal executive offices)(Zip Code)

888-417-9343

(Registrants telephone number, including area code)

N/A

(Former name of former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2012 Cell-nique Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Health Nutz, LLC (“HNL”) to purchase certain assets from HNL (the “Assets”). Pursuant to the terms of the Agreement in exchange for the assets issue to Transferor Six Thousand Four Hundred Forty One (6,441) shares of Series A Preferred Stock (the “Shares”), plus issue a promissory note (the “Note”) in the principal amount of Two Hundred Eleven Thousand Six Hundred Fifty Five Dollars ($211,655). The foregoing overview of the Agreement does not contain all of the terms and conditions of the Agreement.  For the complete terms and conditions, refer to Exhibit 10.1 of this Form 8-K.

The material terms of the Note are as follows: for complete terms and conditions, refer to Exhibit 10.1 of this Form 8-K. Interest on the outstanding principal balance of the Note is Four Percent (4%) per annum. The unpaid principal balance of the Note together with accrued but unpaid interest thereon shall be paid in full on the earlier to occur of (i) immediately, but in any event no later than one (1) business day, following the Company’s closing of an equity and/or debt financing or series of equity and/or debt financings resulting in gross proceeds to the Company of not less than Two Million Dollars ($2,000,000), and (ii) November 30, 2012 (the “Maturity Date”). The Maturity Date could be extended up to one year upon mutual agreement of both parties. Upon the occurrence of any Event of Default the Lender may further, in its sole discretion: upon written notice to the Company (each, a “Conversion Notice”) at any time or from time to time, convert some or all of the unpaid amounts due under the Note into the Company’s Series A Preferred Stock, $0.0001 par value per share, with the number of shares of Series A Preferred Stock issuable being equal to the quotient obtained by dividing (i) the amount being converted, by (ii) the lesser of (a) the price per share of the Series A Preferred Stock at time of conversion or (b) One Hundred Dollars ($100.00) and then (iii) multiplied by Five (5).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 30, 2012 the Company completed the acquisition of the Assets from HNL, and issued the consideration thereunder (see Item 1.01 above). The Assets consisted primarily of the inventory of HNL, various nuts and related products.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the terms of the Agreement, the Company issued the Stock and Note to HNL. The Company believes the issuance of the Stock and Note was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D. For the complete terms and conditions, refer to Exhibit 10.1 of this Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 26, 2012 the Company filed an Amended and Restated Certificate of Incorporation to increase the number of shares of Series A Preferred Stock by 6,441 shares to a total of 251,441 shares. This amendment and restatement was filed pursuant to the terms of the Agreement. For complete terms and conditions of the Amended and Restated Certificate of Incorporation refer to Exhibit 3.1 of this Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 25, 2012 the Company received the written consent from the holders of 53,000,000 shares of its Common Stock which include voting rights of Series A Preferred Stock as if convert to common stock for the purposes of voting for the Agreement and the transactions contemplated thereby. As of January 25, 2012 there are a total of 59,030,410 shares of Common Stock outstanding for voting purposes (Series A Preferred Stock and Common Stock voting together) on an as if converted into Common Stock basis.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Articles of Incorporation of Cell-nique Corporation.

10.1	Asset Purchase Agreement dated January 30, 2012 between Cell-nique Corporation and Health Nutz, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2012

CELL-NIQUE CORPORATION
(Registrant)

By:	/S/ Dan Ratner
Name:	Dan Ratner
Title:	President and Chief Financial Officer